UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Osborne, Homer C.
   12900 Preston Rd., Suite 900
   Dallas, TX  75230
   USA
2. Issuer Name and Ticker or Trading Symbol
   Pease OIl and Gas Company
   WPOG
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   December 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
  $0.10 Par Value Common St|N/A   |N/A |N|N/A               |N/A|N/A        |976*               |D     |                           |
ock                        |      |    |/|                  |   |           |                   |      |                           |
                           |      |    |A|                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Options To Purchase St|$29.70**|N/A  |N/A |N|N/A N/A    |A,D|07/27|01/26|common stock|750**  |       |            |D  |            |
ock                   |        |     |    |/|           |   |/97  |/02  |            |       |       |            |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
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Options To Purchase St|$18.10**|N/A  |N/A |N|N/A N/A    |A,D|02/10|08/09|common stock|1,733**|       |            |D  |            |
ock                   |        |     |    |/|           |   |/97  |/01  |            |       |       |            |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
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Options To Purchase St|$10.00**|N/A  |N/A |N|N/A N/A    |A,D|09/09|03/08|common stock|100**  |       |            |D  |            |
ock                   |        |     |    |/|           |   |/96  |/01  |            |       |       |            |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
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Options To Purchase St|$8.30** |N/A  |N/A |N|N/A N/A    |A,D|11/16|05/15|common stock|1,698**|       |            |D  |            |
ock                   |        |     |    |/|           |   |/95  |/00  |            |       |       |            |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
* On the close of business December 1, 1998, the Issuer effected a one-for-ten reverse stock split of its common stock, resulting in the Reporting Person's disposition of 8,782 share of common stock.
** Option price and amount of underlying shares have been adjusted to reflect the December 1, 1998 one-for-ten reverse stock
split.
SIGNATURE OF REPORTING PERSON
/s/ Patrick J. Duncan, Atty-In-Fact for Homer C. Osborne
DATE
January 20, 1999